Exhibit 10

SUMMARY OF DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION

In light of recent guidance by the Securities and Exchange Commission, this Exhibit is being filed to provide information about certain current compensation arrangements.  This summary sets forth the compensation of the Directors of Kimball International, Inc. (the "Company"). The summary also includes compensation of the Chief Executive Officer and four most highly compensated executive officers (the "Named Executive Officers") of the Company as identified in the Company's Proxy Statement dated September 8, 2004.

Director Compensation

All Outside (non-employee) Directors receive annual compensation of $24,000 for the year for service as Directors, and an additional $2,000 for each Board meeting attended. The Chairperson of the Audit Committee of the Board of Directors receives $3,500 per committee meeting, and other Audit Committee members receive $2,500 per committee meeting. Members of the Compensation Committee and the Governance and Nominating Committee receive $1,000 per committee meeting.  Members of the Executive Committee receive no additional compensation for their service on the committee.

The Directors can elect to receive all or part of their annual retainer and meeting fees in shares of Class B Common Stock under the Company's 2003 Stock Option and Incentive Plan.   Directors are also reimbursed for travel expenses incurred in connection with Board and Committee meeting attendance.

An Outside Director is a director who is not an employee of the Company.

Named Executive Officers

Base Pay

Periodically, the Compensation Committee of the Board of Directors reviews and approves the salaries that are paid to the Company's executive officers. The following are the current annualized base salaries for the Company's Named Executive Officers identified in the last proxy statement:

James C. Thyen, President and Chief Executive Officer	$746,500
Douglas A. Habig, Chairman of the Board	$638,300
P. Daniel Miller, Executive Vice President, President-Furniture Brands Group	$429,000
Donald D. Charron, Executive Vice President, President-Kimball Electronics Group	$400,400
Robert F. Schneider, Executive Vice President, Chief Financial Officer, Treasurer	$356,200

Cash Bonus Plan

Each of the Named Executive Officers is also eligible to participate in the Company's Profit Sharing Incentive Bonus Plan (the "Plan"). The Plan is based on an "Economic Value Added" or "EVA" philosophy whereby the Company's cost of capital is deducted from income to arrive at an Economic Profit. (EVA is a registered trademark of Stern Stewart & Co.). The Compensation Committee of the Company believes that changes in Economic Profit correlate with long-term Share Owner value. The amount of bonus earned during a fiscal year is based upon achieving predetermined Economic Profit levels. The Economic Profit levels required to achieve bonus are based in part on external benchmarks, as well as management judgment based on particular circumstances, such as consideration of instances when increased earnings are a more appropriate measure than absolute Economic Profit levels.

Capital from which the cost of capital is computed includes all assets deployed, excluding capital expenditures for the past year, cash and investments (with certain adjustments to reflect current economic costs), less current liabilities. Capital expenditures are excluded for a period of twelve months from expenditure as an additional incentive to grow the Company and cash and investments are excluded to motivate the business units to generate cash.

The Plan is designed so that whenever a higher Economic Profit is achieved, bonus is paid at an increasing percent of base salary. Therefore, higher levels of Economic Profit result in a greater amount of each dollar of profit being paid out in bonus than at lower profit levels, providing a greater incentive to increase Economic Profit. For corporate-level participants, 100% of each participant's Profit Sharing Bonus is based on results of the entire Company.  For group-level participants, at least 25% of each participant's Profit Sharing Bonus is based on results of the entire Company with the remaining portion based on a smaller capital pool or group of capital pools within the Company where the participant has more direct influence on results. Once a minimum threshold of Economic Profit is attained, the Named Executive Officers may earn bonuses up to 100% of base salary.

Because no single incentive plan is perfect and special situations occur where individual achievement may not be adequately recognized by the Profit Sharing Bonus Plan, there is a Supplemental Bonus Plan reviewed and approved on an annual basis by the Board of Directors where a maximum of 1.5%, on an after-tax basis, of the Company's overall annual net income (before bonuses paid pursuant to the Company's Profit Sharing Bonus Plan) may be designated as supplemental bonuses to those eligible employees, including all Named Executive Officers.

Under the Company's bonus plans, bonuses are accrued annually and paid in five installments over the succeeding fiscal year. Except for provisions relating to retirement, death, and permanent disability, participants must be actively employed on each payment date to be eligible to receive any unpaid bonus installment.  There is one remaining installment to be paid for bonuses earned for the Company's fiscal year 2004.  The amount of the installment is noted below and will be paid in June of 2005.

James C. Thyen, President and Chief Executive Officer	$30,910
Douglas A. Habig, Chairman of the Board	$30,319
Donald D. Charron, Executive Vice President, President-Kimball Electronics Group	$29,916
P. Daniel Miller, Executive Vice President, President-Furniture Brands Group	$19,939
Robert F. Schneider, Executive Vice President, Chief Financial Officer, Treasurer	$15,533

Retirement Plans

The Named Executive Officers participate in a defined contribution, participant-directed retirement plan with a 401(k) provision that all domestic employees are eligible to participate in (the "Retirement Plan"). The Retirement Plan provides for voluntary employee contributions as well as a discretionary annual Company contribution as determined by the Board of Directors based on income of the Company as defined in the Retirement Plan. Each eligible employee's Company contribution is defined as a percent of eligible compensation, the percent being identical for all eligible employees, including Named Executive Officers. Participant contributions are fully vested immediately and Company contributions are fully vested after five years of participation. All Named Executive Officers were fully vested at June 30, 2004, except for one individual. The Retirement Plan is fully funded. For those eligible employees who, under the 1986 Tax Reform Act, are deemed to be highly compensated, their individual Company contribution under the Retirement Plan is reduced. For employees who are eligible, including all Named Executive Officers, there is a non-qualified, Supplemental Employee Retirement Plan (SERP) in which the Company contributes to the account of each individual an amount equal to the reduction in the contribution under the Retirement Plan arising from the provisions of the 1986 Tax Reform Act.

Other

The Named Executive Officers are eligible to receive grants under the Company's 2003 Stock Option and Incentive Plan. The Named Executive Officers also receive nominal benefits such as executive financial services programs, supplemental group medical, automotive allowances, and other miscellaneous items.  The exact amounts received from these benefits are not predetermined and are disclosed annually in the Company's Proxy Statement.  The Company's most recent Proxy Statement was dated September 8, 2004.